Exhibit 99.1

Nutrition 21 Announces Financial Results for
3rd Quarter Fiscal Year 2011

PURCHASE, NY, May 13, 2011 – Nutrition 21, Inc. (OTC Bulletin Board: NXXI.OB), the developer and marketer of clinically substantiated nutritional ingredients for dietary supplements, foods and beverages, and animal nutrition, today announced financial results for its third fiscal quarter ended March  31, 2011.

The Company reported total revenues from continuing operations of $1.3 million for the third quarter ended March 31, 2011, compared to $1.7 million in the corresponding quarter a year ago.  Net loss from continuing operations for the third quarter this year was $0.8 million, or ($0.1) per diluted common share, compared to a net loss of $0.7 million, or $(0.01) per diluted common share, in the corresponding quarter a year ago.

For the nine months ended March 31, 2011, the Company reported total revenues from continuing operations of $4.8 million compared to $6.0 million in the comparable period a year ago. Net loss from continuing operations for the nine months ended March 31, 2011 was $2.3 million compared to $1.8 million in the comparable period a year ago.

A decline in product sales in both the three and nine month periods compared to the comparable periods a year ago accounted for the lower revenues, which were partially offset for the nine month period by fees received in connection with a termination of certain licensing agreements.

There was no net loss from discontinued operations for the quarter ended March 31, 2011, compared to a net loss of $0.1 million or $0.00 per diluted common share in the comparable period a year ago. For the nine months ended March 31, 2011, the company reported a net loss from discontinued operations of $71 thousand compared to $1.9 million in the comparable period a year ago.

Michael Zeher, president and chief executive officer said, “We are pleased to report that our operating income, since the divestiture of the Branded Products Group in the second quarter of fiscal year 2010, continues to be positive. While we continue to be affected by the generally soft market, particularly in the animal feed category, we are continuing to work on improving both our top and bottom-lines, and in developing new opportunities for our ingredients businesses.  We continue to explore alternatives to satisfy a requirement to redeem our Series J Convertible Preferred Stock in September 2011 for approximately $17.8 million. Possible alternatives include, among other things, negotiation of an extension with the preferred stock holders, a going private sale or other transaction, or a refinancing of the business.

About Nutrition 21
Nutrition 21, Inc., headquartered in Purchase, NY, is a nutritional bioscience company and holds over 30 issued and pending patents associated with chromium picolinate as well as combinations of chromium compounds with other dietary supplement ingredients.  Its ingredients are sold to leading dietary supplement, and functional food and beverage manufacturers.  For more information please visit http://www.nutrition21.com.

Safe Harbor Provision
This press release contains certain forward-looking statements which are intended to fall within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.. The words "believe," "expect," "anticipate" and other similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the company's current expectations and assumptions that  are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; the Company’s ability to satisfy its September 2011 obligation with respect to its outstanding preferred stock; and other risks and uncertainties indicated from time to time in the company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended June 30, 2010. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

CONTACT:

Nutrition 21, Inc.
Alan Kirschbaum
914-701-4500

Financial Tables on following pages

NUTRITION 21, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2011	June 30, 2010
	(unaudited)	(Note 1)

ASSETS
Current assets:
Cash and cash equivalents	$1,294	$935
Accounts receivable, net	1,378	1,495
Other receivables, net	35	224
Inventories, net	195	173
Other current assets	113	104
Property and equipment, net	54	57
Patents, trademarks and other intangibles, net	578	588
Other assets	154	386
TOTAL ASSETS	$3,801	$3,962

LIABILITIES AND STOCKHOLDERS' DEFICIT

Accounts payable	$496	$719
Accrued expenses	1,028	1,321
8% Series J convertible preferred stock subject to mandatory redemption	16,624	15,068

Total liabilities	18,148	17,108

Stockholders’ Deficit	(14,347)	(13,146)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$3,801	$3,962

NUTRITION 21, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,

	2011	2010	2011	2010

Net sales	$1,310	$1,602	$4,348	$5,796

Other revenues	16	77	466	252

Total Revenues	1,,326	1,679	4,814	6,048

Costs and Expenses

Cost of Revenues	270	418	1,202	1,372

General and Administrative	595	709	2,026	2,571

Advertising and Promotion	210	162	573	512

Research and Development	101	124	282	306

Depreciation and Amortization	7	63	133	227

Total Costs and Expenses	1,183	1,476	4,216	4,988

Operating Income	143	203	598	1,060

Interest expense, net	(973)	(915)	(2,869)	(2,853)

Loss from Continuing Operations	(830)	(712)	(2,271)	(1,793)

Loss from Discontinued Operations, net	(--)	(124)	(71)	(1,865)

Net Loss	$(830)	$(836)	$(2,342)	$(3,658)

Basic and diluted loss per common share	$(0.01)	$(0.01)	$(0.02)	$(0.04)

Weighted average number of common shares – basic and diluted	161,060	80,450	146,730	77,740